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                                                                    Exhibit 10.4

                                CONTRACT OF SALE

     THIS CONTRACT OF SALE (this "Contract") is hereby entered into as of this 30th day of December, 2004 ("Effective Date"), by and between STANLEY MARTIN COMPANIES, INC., a Maryland corporation (the "Buyer"); and PAUL LAWRENCE DUNBAR MUTUAL HOMES ASSOCIATION, ARLINGTON, VA, a Virginia nonstock corporation (the "Association"), and those individual members of the Association who are Participating Members (as defined in Paragraph 31 below), if any, who, prior to the earlier of June 30, 2005 or Final Approval (as defined in Paragraph 3 below), irrevocably agree to be bound by the terms of this Contract. The Association and the Participating Members, if any, are hereinafter collectively referred to as the "Seller". Until any members of the Association elect to be Participating Members, then the term "Seller" shall be deemed to refer herein solely to the Association.

                                    RECITALS:

     R-1. The Association is the owner of certain real property containing approximately 8.89 acres (more or less) of land located in Arlington County, Virginia (the "County"), and more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference (said real property, together with all improvements and fixtures thereon and all rights, privileges, easements, benefits and agreements appurtenant thereto, including any right, title or interest in any street frontage or previously dedicated street area, is hereinafter referred to as the "Property").

     R-2. The Association is organized for the exclusive purpose of owning, operating and managing the Property for the benefit of its members as a "cooperative housing corporation" in compliance with the provisions of Section 216 of the Internal Revenue Code of 1986, as amended (hereinafter, the "Code").

     R-3. Pursuant to the Association's organizational documents and the members' Mutual Ownership Contract with the Association, as they exist as of the Effective Date, each member of the Association currently has a right to the perpetual use of a specific dwelling unit located on the Property (the "Dwelling Unit").

     R-4. Certain members of the Association occupy their individual Dwelling Unit as their respective principal residence within the meaning of Section 121 of the Code. Such members are hereinafter collectively referred to as the "Owner Occupant Members".

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     R-5. The Association intends to adopt a plan of partial liquidation (a
"Partial Liquidation Plan") in compliance with Section 216(e) of the Code pursuant to which legal title to the Property will be conveyed from the Association to certain Owner Occupant Members (the "Participating Members" as hereinafter defined) with each such Participating Member receiving an undivided interest in the Property equivalent to his or her pro rata interest as a member of the Association, and the Association retaining the remaining undivided interests such that the Association and all Participating Members own legal title to One Hundred per cent (100%) of the Property, collectively as tenants-in-common with each such Participating Member.

     R-6. Until closing hereunder, each Owner Occupant Member who becomes legal owner of an undivided tenant-in-common interest in the Property shall thereafter have the right to the perpetual use of his or her Dwelling Unit, subject to the terms of Paragraph 6 below regarding the right of each member of the Association to enter into a Lease Agreement (as hereinafter defined in Paragraph 6 below).

     R-7. The Association has advised Buyer that the sale of Property to Buyer will be a taxable event to the Association except to the extent an undivided interest in the Property is first conveyed to the Owner Occupant Members in exchange for their membership interests in the Association in compliance with the requirements of Section 216(e) of the Code.

     R-8. In accordance herewith, the Association desires to sell the Property and Buyer desires to purchase the Property in accordance with the terms and conditions hereinafter set forth.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual rights and obligations hereunder and the Deposit (as hereinafter defined), Buyer hereby agrees to buy and Seller hereby agrees to sell the Property under the terms and conditions hereinafter set forth.

     1. Seller. For all purposes hereunder, the Association shall act on behalf of Seller and all Participating Members which may comprise Seller, if any. By becoming a Participating Member pursuant to this Contract, each such Participating Member irrevocably appoints the Association as its attorney-in-fact, coupled with any interest, to act on behalf of such Participating Member for all purposes under this Contract and ratifies in their entirety all previous actions of the Association with regard to this Contract.


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     2. Deposit. Within five (5) days after the Effective Date, Buyer shall deliver by wire transfer in immediately available U.S. dollars, to Excel Title Company (the "Escrow Agent"), an initial deposit (the "Initial Deposit") in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00). Provided that this Contract is not earlier terminated in accordance with the terms contained herein, within five (5) days after the expiration of the Study Period (as defined in Paragraph 5 below), Buyer shall wire transfer in immediately available U.S. dollars, to Escrow Agent an additional deposit ("Additional Deposit") in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00). The Initial Deposit and the Additional Deposit (or only the Initial Deposit until the Additional Deposit is delivered by Buyer to Escrow Agent) shall be known collectively hereunder as the "Deposit". Escrow Agent shall hold the Deposit in an interest-bearing account and all interest accruing on the Deposit while being held by Escrow Agent shall be deemed a part of the Deposit for all purposes under this Contract. The Escrow Agent shall promptly provide the Association proof of receipt of the Deposit.

     Provided that this Contract is not earlier terminated in accordance with the terms contained herein, within five (5) days after Buyer has received the Final Approval (as defined in Paragraph 4 below) pursuant to Paragraph 4 below, Escrow Agent shall release to Seller by wire transfer, as instructed by the Association in writing to Escrow Agent with a copy to Buyer, the Deposit and Buyer shall pay to Seller within said five (5) days an additional amount equal to Two Million and No/100 Dollars ($2,000,000.00) (the "Purchase Price Advance") in U.S. Dollars which payment shall to be made by wire transfer as instructed by the Association in writing, at which time the Seller shall execute and deliver to Buyer in recordable form a first lien deed of trust covering the Property (the "Deed of Trust") which secures the Seller's obligation to return to Buyer the Deposit and/or the Purchase Price Advance in accordance with the terms and conditions of this Contract. The Deed of Trust shall be in the form attached hereto as Exhibit "B" and incorporated herein by reference and may be recorded by Buyer at Buyer's sole discretion. In the event that Buyer has not obtained Final Approval, not less than thirty (30) days prior to the "Outside Closing Date", as defined in paragraph 6 below, Buyer shall either (a) release the Deposit and pay the Purchase Price Advance to Seller, in exchange for Seller delivering the Deed of Trust, all pursuant to this paragraph, or (b) if it has proceeded with commercially reasonable diligence, terminate this Contract, in which event the Deposit shall be


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returned to Buyer and the parties shall have no further rights or obligations hereunder, except for the Buyer's Study Period Obligations (as defined below).

     After release of the Deposit to the Seller by Escrow Agent and payment of the Purchase Price Advance to Seller by Buyer, Seller shall be entitled to hold, invest, disburse and otherwise utilize the Deposit and Purchase Price Advance in any manner which Seller elects, in its sole discretion, and any interest earned by Seller on the Deposit and Purchase Price Advance shall be solely for the benefit of Seller. In the event any provision of this Contract entitles Buyer to obtain the return of the Deposit and/or the Purchase Price Advance, then Seller shall return the Deposit and/or Purchase Price Advance to Buyer within thirty
(30) days after Seller's obligation to return such Deposit and/or Purchase Price Advance arises. In the event that Seller fails to return the Deposit and/or Purchase Price Advance to Buyer within such thirty (30) day period, then interest shall thereafter accrue on the amount owed at the rate of ten percent (10%) per annum simple interest, prorated on a per diem basis, for the time period commencing on the first (1st) day after the expiration of such thirty
(30) day period and ending on the date that the Deposit and/or Purchase Price Advance is received by Buyer. In addition, if the Deposit and/or Purchase Price Advance is not returned to Buyer within such thirty (30) day period, then Buyer shall be entitled to assert all claims and causes of action which may be available to Buyer at law or in equity in order to obtain the return of the Deposit and/or Purchase Price Advance, including (without limitation) Buyer's right to exercise its remedies under the Deed of Trust. Buyer shall execute and cause to be recorded among the County land records a release of the Deed of Trust within five (5) days of either (i) the return of the entire Deposit and/or Purchase Price Advance by Seller to Buyer pursuant to the terms and conditions of this Contract, or (ii) any termination of this Contract for any reason which would entitle Seller to retain the Deposit and/or Purchase Price Advance hereunder.

     3. Purchase Price; Payment. The purchase price for the Property (the "Purchase Price") shall be Thirty-Seven Million and No/100 Dollars ($37,000,000.00). The Purchase Price shall be payable by Buyer to Seller in cash by wire transfer of funds at closing under this Contract. The Association shall arrange at its sole cost and liability with the party conducting closing to have the Purchase Price allocated among the Association and the Participating Members as they shall have agreed in the Partial Liquidation Plan; provided, however, that the Partial Liquidation Plan is delivered to the party conducting closing no less than thirty (30) days


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prior to closing and further provided that Buyer shall have no obligation or liability with respect to the distribution of the Purchase Price at closing pursuant to the Partial Liquidation Plan. The Deposit and the Purchase Price Advance shall be applied to the Purchase Price at closing.

     Notwithstanding the foregoing, the parties hereby agree that a portion of the Purchase Price equal to Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) ("Escrowed Funds") shall be placed in escrow with Escrow Agent upon closing hereunder for twelve (12) months in order to reimburse Buyer for any costs and expenses incurred by Buyer to defend any claims of any kind made against Buyer with regard to Seller's transfer of its interest in the Property pursuant to this Contract and Buyer's resulting title to the Property. All reasonable costs and expenses incurred by Buyer as result of Buyer defending any such claims (including, without limitation, attorney's fees, court and witness costs, consulting fees, development delays, and engineering costs) shall be the sole responsibility of Seller and shall be paid out of such Escrowed Funds until exhausted and thereafter shall be Buyer's sole responsibility. Any amounts remaining of such Escrowed Funds upon the expiration of twelve (12) months after closing hereunder shall be returned to Seller by Escrow Agent. At closing, Seller, Buyer and Escrow Agent shall enter into an escrow agreement reasonably acceptable to the parties covering the Escrowed Funds pursuant to this paragraph.

     4. Subdivision. If Buyer does not terminate this Contract during the Study Period, Buyer shall, at its sole cost and expense, be responsible for the preparation of a 'by-right' site plan for the Property (the "Plan") and a record subdivision plat corresponding with the 'by-right' site plan for the Property (the "Subdivision Plat") for submission to the applicable governmental authorities of the County for the development of a by-right residential subdivision consistent with the existing zoning for the Property. Buyer, at its sole cost and expense, shall diligently pursue and use commercially reasonable efforts to process the Plan and the Subdivision Plat in order to obtain all necessary final governmental approvals for the Plan, including by obtaining all necessary off-site easements. Seller agrees, at no cost or expense to Seller, to cooperate with Buyer to the extent reasonably necessary for Buyer to submit, process and obtain all necessary final governmental approvals for the Plan and the Subdivision Plat, including by executing such applications and other documents (including off-site easements) as may be reasonably requested by Buyer or by the appropriate County or other governmental authorities. Notwithstanding the foregoing, nothing will be filed by Buyer with regard to the Plan or Subdivision Plat which will


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deny the Association the right to continue as a cooperative housing association in the event that closing does not take place. Buyer and Seller agree that Buyer obtaining all necessary final County and other governmental approvals of the Plan and Subdivision Plat ("Final Approval") is a condition precedent to Buyer's obligation to proceed to closing hereunder, except to the extent that Buyer has not been diligently pursuing and using commercially reasonable efforts to obtain such Final Approval. For purposes of this Contract, Buyer shall be deemed to have obtained Final Approval of the Plan and Subdivision Plat when the Plan and Subdivision Plat have been approved by all necessary and appropriate governmental authorities of the County, and all applicable appeal periods have expired without an appeal having been filed or (if an appeal is filed) the entry of a final decree by a court of competent jurisdiction upholding the final approval and the expiration of all applicable appeal periods without an appeal of such decree having been filed.

     In the event that Buyer has been unable to obtain Final Approval of the Plan and Subdivision Plat by the Outside Closing Date, then Buyer, at its option, may either (a) waive such condition and proceed to closing hereunder on the Outside Closing Date, or (b) if Buyer has been proceeding with commercially reasonable due diligence, terminate this Contract by delivery of written notice to the Association on or before the Outside Closing Date, in which event the parties hereto shall have no further rights or obligations under this Contract, except that Buyer shall not be released from any Buyer's Study Period Obligations, and the Deposit shall be returned to Buyer.

     5. Entry onto Property; Study Period. Commencing on the Effective Date and for the entire term of this Contract and subject to the terms of this Section 5, Buyer, at its sole cost and expense, shall have complete access to the Property (but not to the building located on the Property or the Dwelling Units, unless permitted in writing by the Association, which permission shall not be unreasonably withheld, conditioned or delayed), during normal business hours for the purpose of conducting such surveys, soil borings, soil analyses, engineering tests and studies, environmental tests and studies, economic and/or topographic tests, studies, and/or investigations with respect to the Property (collectively referred to as "Studies") as Buyer may deem necessary in order to determine whether the Property is suitable for Buyer's intended use thereof; provided, however, that Buyer (i) repairs any damage to the Property caused in connection with or as a result of such Studies at Buyer's sole cost and expense, (ii) restores the Property to the same


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condition existing immediately prior to Buyer's Studies to the extent that the change in the Property condition resulted from Buyer's (or its consultants') entry and testing on the Property, at Buyer's sole cost and expense, and (iii) shall use commercially reasonable efforts not to disturb the Association or the individual residents of the buildings in their use and occupancy of the Property. All of the terms contained in this Paragraph 5 (other than those obligations of Seller) shall be known herein as "Buyer's Study Period Obligations").

     Buyer hereby agrees to indemnify, defend and hold the Association harmless from any and all claims, personal injuries, damages, losses, costs, expenses (including, without limitation, court costs and reasonable attorneys' fees) and liabilities that may arise due to Buyer's or its consultants' entry and testing on the Property pursuant to this Paragraph 5. No consent by the Association (or any of its individual members) to any such activity shall be deemed to constitute a waiver or assumption of liability or risk by them. Buyer covenants, represents and warrants that it shall obtain and deliver proof thereof to the Association, and maintain in effect, prior to its accessing the Property pursuant to this Paragraph 5 and until closing hereunder or earlier termination of this Contract, commercial general liability insurance (including contractual liability coverage) insuring Buyer's actions on the Property pursuant to this Paragraph 5. Such commercial general liability insurance shall name the Association as an additional insured. The insurance required by Buyer hereunder shall contain an express provision that the coverage will not be cancelled or materially changed during the term of this Contract without at least thirty (30) days prior written notice to the Association.

     Buyer shall not permit any mechanic's or materialman's liens or any other liens to attach to the Property by reason of the performance of any of its testing or as a result of any other action by Buyer or its consultants. Buyer shall give notice to the Association (which may be verbal) a reasonable time prior to entry onto the Property and shall permit the Association to have a representative present during all investigations and inspections conducted with respect to the Property during such noticed time. Notwithstanding the foregoing, Buyer may give such notice to the Association in the form of a schedule that reflects scheduled entries onto the Property by Buyer or its consultants, and by so doing Buyer shall not be required to give additional notice to the Association prior to each such scheduled entry, so long as such schedule is reasonably specific as to date, time and intended activity, and Buyer complies with reasonable instructions from the Association regarding Buyer's entry upon the Property. The Association's


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representative for purposes of notice pursuant to this paragraph is Patricia V.
Fettmann, Esq. with and address of 10509 Judicial Drive, Suite 300, Fairfax, Virginia 22030, a phone number of 703-385-9500, an e-mail address of pfettmann@ftm-pc.com, and a fax number of 703-385-9893. Buyer shall take reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with its testing and examinations or entry upon the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no likelihood of material threat to the safety of persons or the environment and cause no damage to the Property or the personal property of the Association or other persons on the Property.

     Within five (5) days after full execution of this Contract, the Association shall deliver to Buyer, for informational purposes and without any representations or warranties, express or implied, true and complete copies of all reports, studies, soil and environmental reports and studies, tests, title reports, surveys and other documents and materials which are within the Association's possession or control relating to the Property, if any.

     In the event that Buyer determines, in its sole discretion, that the Property is not suitable for Buyer's intended use, then Buyer may terminate this Contract by delivery of written notice to Seller on or before the expiration of the Study Period (as defined herein) and thereupon the parties shall have no further rights or obligations under this Contract, and the Initial Deposit shall be returned to Buyer. For all purposes hereunder, the "Study Period" shall be that period of time that commences on the day after the Effective Date of this Contract and shall expire sixty (60) days after the commencement of the Study Period.

     Buyer's Study Period Obligations under this Paragraph 5 shall survive closing or earlier termination of this Contract.

     6. Closing Date. Provided that all conditions precedent to Buyer's obligation to close under this Contract have been satisfied (or waived by Buyer, in its sole discretion), closing shall occur on or before forty-five (45) days after Buyer has delivered written notice to the Association that Buyer has received Final Approval of the Plan and Subdivision Plat pursuant to Paragraph 4 above (the "Closing Date"), but no earlier than July 1, 2005 and no later than twelve (12) months after the expiration of the Study Period (the "Outside Closing Date"). Buyer shall deliver to the Association such written notice of its receipt of Final Approval of the Plan and Subdivision Plat no later than three (3) business days after receiving Final Approval of the Plan and Subdivision Plat in accordance with Paragraph 4. Subject to the above, Buyer shall have the


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right to close earlier than the Closing Date by giving the Association at least thirty (30) days prior written notice of such earlier date and delivering with such written notice the Deposit and Purchase Price Advance, to the extent not previously delivered to Seller. Closing shall be held at the offices of Escrow Agent or another settlement agent in the northern Virginia area selected by Buyer.

     7. Conveyance. The Property is to be conveyed by Special Warranty Deed (the "Deed") from Seller to Buyer or to such person or entity as Buyer may designate to take title to the Property prior to or at closing, subject only to the Permitted Exceptions (as defined in Paragraph 10 below). Possession of the Property shall be delivered from Seller to Buyer at closing, free of any and all tenancies or other possessory rights whatsoever, including (without limitation) proprietary leases, mutual ownership contracts, management agreements, service contracts and any other contracts, leases, licenses and similar documents with regard to the Property, other than month-to-month who shall be given a thirty
(30) day notice to vacate (per statute) by Buyer at closing or as otherwise expressly stated below in this Paragraph 7 and those matters shown on the Title Commitment (as defined herein) and approved by Buyer pursuant to Paragraph 10 below. Notwithstanding anything to the contrary contained herein, Buyer hereby grants to the Association the right for Participating Members and any members of the Association holding a proprietary lease or mutual ownership contract in any Dwelling Unit on the date of closing hereunder to remain in occupancy of their Dwelling Unit (or to permit their subtenants to remain in occupancy of their Dwelling Unit) rent-free after closing for up to no more than thirty (30) days after the first day of the month following closing; provided, however, that each such Participating Member or other member executes a lease agreement in the form attached hereto as Exhibit "C" ("Lease Agreement") and the Association delivers such Lease Agreement to Buyer on or before closing. Any Participating Member or member who executes a Lease Agreement shall have the right to sublease the applicable Dwelling Unit for the term identified in the Lease Agreement.

     8. Expenses. Seller shall pay the cost of the preparation of the Deed, the cost of obtaining releases of all monetary liens encumbering the Property, the Virginia Grantor's Tax and the Association's attorneys' fees. Buyer shall pay all expenses of examination of title, survey costs, all reasonable fees and expenses of the party conducting closing, the title insurance premium, escrow fees, Buyer's attorneys' fees and all recording fees.


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     9. Adjustments and Taxes. Rents, water, utility charges, and real estate taxes shall be adjusted and prorated to the date of closing. Except as otherwise provided, special assessments against the Property for public improvements authorized, pending or completed by Seller prior to the closing, whether assessment therefore has been levied or not, and whether payable in one lump sum or in installments, shall be paid in full by Seller at closing or due allowance shall be made therefore. All assessments against the Property for public improvements authorized, requested or initiated by Buyer or at Buyer's instigation, prior to the closing, whether pending or completed, and whether assessment(s) therefore has been levied or not, and whether payable in one lump sum or in installments, shall be paid in full by Buyer at closing or due allowance shall be made therefore.

     10. Title. At closing, title to the Property is to be good of record and in fact, fully marketable and insurable by a recognized title insurance company of Buyer's selection authorized to do business in the Commonwealth of Virginia at regular rates without exception, except for the Permitted Exceptions.

          A. No later than the expiration of the Study Period, Buyer shall (i) furnish the Association with a copy of a title commitment (the "Title Commitment') for the Property issued by a reputable title insurance company in the amount of the Purchase Price, and (ii) notify the Association of any matters reported in the Title Commitment that would make title to the Property unmarketable or uninsurable under a standard ALTA owner's or lender's title insurance policy or that would Materially Adversely Affect or Materially Increase (as both terms are defined in Paragraph 11) the cost of Buyer's intended development of the Property (which matters shall be collectively referred to as "Title Objections"). In addition, Buyer shall be entitled to identify as Title Objections any unacceptable title exceptions arising after the effective date of Buyer's Title Commitment (i) not caused by Buyer, or (ii) not reflected on Buyer's Title Commitment and caused by Seller, if, and only if, such Title Objections are identified within five (5) business days of the determination of such additional Title Objections by Buyer. Buyer's failure to furnish the Association with a copy of the Title Commitment and identify to the Association any Title Objections prior to the expiration of the Study Period shall constitute a waiver by Buyer of all Title Objections with respect to matters existing prior to the expiration of the Study Period, except (a) those exceptions not actually disclosed to Buyer which are not of record or caused by Seller after the effective date of the Title Commitment, and (b) any monetary


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liens or encumbrances on the Property (not caused by or related to Buyer's actions hereunder), which Seller must satisfy at or prior to closing.

          B. No later than thirty (30) days after the expiration of the Study Period ("Survey Period"), Buyer shall notify the Association of any unacceptable matters ("Survey Objections") reflected on any survey of the Property obtained by Buyer (the "Survey"). Buyer shall be entitled to identify as Survey Objections any unacceptable survey matters arising after the effective date of Buyer's Survey (i) not caused by Buyer, or (ii) not reflected on Buyer's Survey and caused by Seller, if, and only if, such additional Survey Objections are identified within five (5) business days of the determination of such additional Survey Objections by Buyer. Buyer's failure to notify the Association of any Survey Objections disclosed by such Survey within thirty (30 days following the expiration of the Survey Period, shall constitute a waiver by Buyer of all Survey Objections with respect to survey matters existing at such time, except those exceptions which were (i) not disclosed to Buyer during the Study Period and are not of record or (ii) caused by Seller without Buyer's written approval or request after the effective date of the Survey.

          C. Seller shall notify Buyer in writing within ten (10) days of receipt of Buyer's Title Objections and within ten (10) days of receipt of Buyer's Survey Objections which of such Title Objections and Survey Objections Seller agrees to correct. As to those Title Objections and Survey Objections that Seller has agreed to correct, if any one or more of such Title Objections or Survey Objections has not been cured within sixty (60) days of Seller's notice that it will correct such Title Objections or Survey Objections, then Buyer shall have the right, by written notice provided to the Association within ten (10) days of the expiration of the Association's 60-day period, to either
(i) waive the Title Objections or Survey Objections and proceed to closing, or
(ii) terminate this Contract, in which event (x) if the Deposit is still being held by Escrow Agent, the Deposit shall be returned to Buyer, or (y) if the Deposit and the Purchase Price Advance have been released to the Association, the Deposit and the Purchase Price Advance shall be returned to Buyer, and the parties shall have no further rights or obligations under this Contract, except as expressly provided otherwise herein. Seller's failure to provide notice of its election to correct any Title Objections or Survey Objections within such 10-day period shall be deemed Seller's election not to correct any of such Title Objections or Survey Objections. The foregoing limitation will not apply to any monetary liens or


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encumbrances on the Property (not caused by or related to Buyer's actions) which
Seller must have released prior to closing, or real estate taxes or sums secured by any deeds of trust on the Property, all of which must be satisfied by Seller in full at or prior to closing.

          D. If Seller elects within the above referenced 10-day periods not to correct any one or more Title Objections or Survey Objections, then Buyer shall have the right, by written notice provided to the Association within ten (10) days of receipt of Seller's notice of election, to either (i) waive the Title Objections and/or Survey Objections and proceed to closing, or (ii) terminate this Contract, in which event (x) if the Deposit is still being held by Escrow Agent, the Deposit shall be returned to Buyer, or (y) if the Deposit and Purchase Price Advance have been released to Seller, the Deposit and Purchase Price Advance shall be returned to Buyer, and the parties shall have no further rights or obligations under this Contract, except as expressly otherwise herein.

          E. All matters of title that are shown as exceptions in the Title Commitment and which do not constitute Title Objections or that are Title Objections which are subsequently accepted or waived by Buyer as provided above shall be referred to as the "Permitted Exceptions."

     11. Covenants, Representations and Warranties of the Association. Seller covenants, warrants and represents to Buyer as follows:

          A. The Association is a duly organized and validly existing Virginia nonstock corporation in good standing under the laws of the Commonwealth of Virginia.

          B. After the Effective Date, Seller shall not, without Buyer's prior written consent (which may be withheld by Buyer in its sole and absolute discretion): (a) grant any easements or rights-of-way and/or other encumbrances over or through the Property, (b) enter into any other proprietary leases or mutual ownership contracts for the Property, unless such new lessee or proposed member agrees in writing to the performance of all obligations of Seller under this Contract, including (without limitation) delivery of the Deed of Trust and Deed, in accordance with the Association's bylaws and certificate of incorporation, (c) enter into any agreements or any proffers or other commitments affecting the Property, except the Partial Liquidation Plan and the agreements contained therein and those standard maintenance agreements for the usual and customary maintenance and repair of the Property entered into in normal course of business which


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     are terminable and shall be terminated by Seller prior to or at closing hereunder, and which are delivered to Buyer within five (5) days of the effective date of such, or (d) the Association's election to either purchase or terminate a membership except pursuant to the Association's organizational documents, or (e) further encumber the Property, except for monetary encumbrances that will be paid in full before closing or at closing out of closing proceeds.

          C. Seller has not received notice of any violations of law or municipal ordinances, orders, or requirements noted or issued by any governmental department or authority having jurisdiction over or affecting the Property which have not been cured, nor does Seller have any knowledge of any such notices. Notwithstanding the foregoing, for the first thirty
     (30) days following closing, the Association will cure, at its sole cost and expense, any violations identified in violation notices received by Buyer or any tenant or subtenant of the Property which are curable within said thirty (30) days.

          D. All bills and claims for labor performed and materials furnished to or for the benefit of the Property, including any mechanics' liens or materialman's liens affecting any portion of the Property, not resulting from or arising from the actions of Buyer will be paid in full on or before closing, and at closing Seller shall execute the standard title company affidavit regarding mechanics' liens and rights of parties in possession.

          E. Seller has the power and authority to enter into this Contract and to consummate the transaction contemplated herein without obtaining the consent or joinder by any other party, except as required by the Association in its bylaws. Seller is the sole owner of the Property and shall continue to be the sole owner of the Property during the entire term of this Contract, subject to the conveyance of undivided tenant-in-common interests to Participating Members pursuant to the Partial Liquidation Plan. The Association has obtained the necessary votes of its members pursuant to a duly held and noticed meeting in accordance with the Association's bylaws and certificate of incorporation and the Virginia Nonstock Corporation Act to enter into and perform under this Contract, including the necessary votes to deliver the Deed of Trust pursuant to Paragraph 2 above and the Deed pursuant to Paragraph 7 above, and has otherwise provided all other evidence of the Association's authority to close on the transaction identified herein required by Buyer or the Title Company, including (if required) an opinion letter from the Association's counsel opining to the foregoing.

          F. The party or parties executing this Contract, the Deed of Trust, the Deed and all other closing documents hereunder on behalf of Seller have the authority to execute such documents on Seller's behalf and to bind Seller thereunder.

          G. There are no legal actions, suits, or other legal or administrative proceedings pending against the Association or any part of the Property.

          H. To the best of Seller's knowledge, there are no cemeteries or other burial plots, archeological sites or historical sites located on the Property.

          I. To the best of Seller's knowledge, no hazardous substances or hazardous materials have been released or stored on any part of the Property.

          J. Seller has not previously entered into any contract or other agreement which is currently in effect for the sale of the Property or any portion thereof to any party other than Buyer.

          K. To the best of Seller's knowledge, there are no contracts, commitments, proffers, obligations, leases or other agreements of any kind which relate to the Property which are not recorded among the land records of the County or are not otherwise a matter of public record, except for the mutual ownership contracts and/or proprietary leases.

          L. The knowledge of Seller pursuant to this Paragraph 11 shall be limited to the actual knowledge of the current members of the Board of Directors of the Association.

     If there is a material change in circumstances in any of the foregoing covenants, representations and warranties during the term of this Contract that would make (i) the title to the Property, after the effective date of the Title Commitment, unmarketable or uninsurable under a standard ALTA owner's or lender's title insurance policy or that would (ii) "Materially Adversely Affect" (hereinafter defined as delaying Buyer's development of the Property beyond ninety (90) days or prohibiting Buyer's intended development of the Property) or
(iii) "Materially Increase" (hereinafter defined as more than one million dollars ($1,000,000.00) of actual, expected, out-of-pocket costs not including carrying costs on the Purchase Price) the cost of Buyer's intended development of the Property, and there has been no breach of the terms of this Contract by Buyer, Buyer may, within ten (10) days of notice of such change in circumstances, either (i) terminate this Contract by delivery of written notice to the Association, in which event (x) if the Deposit is still being held by Escrow Agent, the Deposit shall be returned to Buyer, or (y) if the Deposit and the Purchase Price Advance have been released to Seller, the Deposit shall be retained by Seller and the Purchase Price Advance shall be returned to Buyer, and the parties shall have no further rights or obligations under this Contract, except for Buyer's Study Period Obligations, or (ii) proceed to closing hereunder. Notwithstanding the foregoing, in the event that the representation or warranty of Seller was either (a) not true in a material respect at the time of execution of this Contract as a result of an intentional misrepresentation not involving any matters of record or which were discovered by Buyer during the Study Period, or (b) was true at the time of execution of this Contract but was not true in a material respect at the time of closing as a result of a material default or breach by Seller (rather than as a result of a change in circumstances or the occurrence of events which is beyond the reasonable control of Seller) and such breach (whether under both (a) and (b) above) has thereafter resulted in the title to the Property becoming unmarketable or uninsurable under a standard ALTA owner's or lender's title insurance policy or that would Materially Adversely Affect or Materially Increase the cost of Buyer's intended development of the Property, then in addition to the right of Buyer to elect either of the options set forth in clauses (i) or (ii) above, Buyer shall also be entitled to a return of the Deposit if it was previously released to Seller and to recover from Seller all actual monetary damages which may be available at law as a result of the breach including (without limitation) reimbursement of out-of-pocket costs and expenses incurred by Buyer in connection with this transaction for engineers' fees, title examination fees, survey fees, costs and expenses related to environmental, soil and feasibility tests and examinations, attorney's fees, consulting fees, and Plan and Subdivision Plat costs and expenses (collectively, "Monetary Damages").

     12. Representations and Warranties of Buyer. Buyer warrants and represents to Seller as follows:

          A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and authorized to transact business and in good standing under the laws of the Commonwealth of Virginia.

          B. Buyer has the power to enter into this Contract and to consummate the transaction contemplated herein.

          C. Buyer has not received any actual notice of any legal actions, suits, or other legal or administrative proceedings pending or threatened against Buyer which might adversely affect Buyer's ability to consummate the transaction.

          D. Buyer has the financial ability to purchase the Property.

          E. Buyer will diligently pursue and use its commercially reasonable efforts to obtain all necessary approvals for the Plan and Subdivision Plat for the development of the Property consistent with the "by-right" zoning.

     If any of the foregoing representations and warranties of Buyer are not true and correct in any material respect on the Closing Date, then Seller, at its option, may either (i) terminate this Contract by delivering written notice to Buyer, in which event the Deposit and Purchase Price Advance shall be retained by the Association as liquidated damages pursuant to Paragraph 13 below and the parties shall have no further rights or obligations under this Contract (except for Buyer's Study Period Obligations), or (ii) proceed to closing hereunder.

     13. Buyer's Default; Seller's Remedy. In the event that (i) all of the conditions precedent to Buyer's obligations under this Contract have been satisfied or waived and Seller performs all of Seller's obligations hereunder and Buyer fails to close on the Property on or before the Outside Closing Date or advises the Association that it does not intend to close in accordance with the terms of this Contract, or (ii) Buyer otherwise defaults under this Contract, and fails to cure such default within five (5) days after receipt by Buyer of written notice of such default, then Seller, as Seller's sole and exclusive remedy (except for Buyer's Study Period Obligations), shall be entitled to terminate this Contract by delivery of written notice to Buyer and the Deposit and Purchase Price Advance (if previously paid to Seller by Buyer pursuant to Paragraph 2 above) shall be retained by Seller as full liquidated damages (except for Buyer's Study Period Obligations) in lieu of any other claims or causes of action which may be available to Seller at law or in equity by reason of such default hereunder by Buyer. The foregoing forfeiture of the Deposit and Purchase Price Advance to Seller is agreed upon as liquidated damages by the parties hereto because of the difficulty of ascertaining the actual damages Seller may suffer by reason of Buyer's breach of this Contract. The preceding notwithstanding, Buyer shall not be released from any Buyer's Study Period Obligations.

     14. Seller's Default; Buyer's Remedies. In the event that (i) Buyer performs all of its obligations hereunder and Seller fails to close on the Property or (ii) Seller otherwise materially defaults under this Contract and fails to cure such default within five (5) days after receipt by the Association of written notice of such default, then Buyer shall be entitled to (i) terminate this Contract by delivery of written notice to the Association, in which event the Deposit and Purchase Price Advance (if previously paid to the Association by Buyer pursuant to Paragraph 2 above) shall be returned to Buyer and Buyer shall be entitled to recover from the Association (and pursue a cause of action to recover) Buyer's Monetary Damages, or (ii) seek to obtain specific performance of Seller's obligations hereunder.

     15. Condition to Closing. In addition to all other conditions contained in this Contract to Buyer's obligation to proceed to closing hereunder, Buyer's obligation to proceed to closing is expressly contingent upon the condition that on the date of closing, no imposition of a sewer, water or building moratorium of longer than ninety (90) days shall have been taken or shall have been publicly announced as to be taken which would prohibit Buyer from obtaining building or occupancy permits or the installation of water and sewer facilities or other utilities to serve the houses and other improvements to be constructed on the Property pursuant to Buyer's intended development, or which Materially Adversely Affects changes in the procedures or extends the period beyond ninety
(90) days for obtaining such permits or facilities for Buyer's intended improvements on the Property or prevents or materially delays beyond ninety (90) days such dwellings and other improvements from being effectively connected to a private or public sewer and water system or other private or public utilities. Proffer or other development requirements requested by the County from Buyer as part of Buyer's intended development plan for the Property which are County conditions to approving Buyer's Plan or are conditions precedents to the County issuing necessary permits to Buyer shall not constitute a material change or a material delay so as to excuse Buyer from proceeding to closing pursuant to the terms of this Paragraph 15.

     In the event that any such action has occurred, Buyer shall provide the Association with notice of such within ten (10) business days of Buyer's actual knowledge of such action, at which time, if Buyer is not otherwise in breach of this Contract, then Buyer may, at its option, may either (a) terminate this Contract by delivery of written notice thereof to the Association, in which event (x) if the Deposit is still being held by Escrow Agent, the Deposit shall be returned to Buyer, or (y) if the Deposit and the Purchase Price Advance have been released to the Association, the Deposit shall be retained by the Association and the Purchase Price Advance shall be returned to Buyer, and the parties shall have no further rights or obligations under this Contract, or (b) waive such condition and proceed to closing. Notwithstanding the foregoing, if any moratorium does not identify on its face that such moratorium will be lifted within ninety (90) days or less, or no time period is identified for lifting such moratorium, then the Association shall have the right (at its reasonable discretion) to extend closing for up to ninety (90) days, provided, however, that if such moratorium remains in place at the end of such extended period or is for longer than ninety (90) days, then Buyer shall have the right to exercise its option under clause (a) and (b) above.

     16. Parties Bound. This Contract shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     17. Commission. Seller and Buyer warrant to each other that neither has dealt with or been represented by any agent, consultant, broker or finder in this transaction, except Enterprise Realty Services ("Broker"), and that no commission or other fee is contemplated with respect to this transaction, except to Broker, whose fee and/or commission shall be paid by Buyer pursuant to a separate agreement if, but only if, closing occurs hereunder. Seller and Buyer hereby agree to indemnify, defend and hold each other harmless of and from any claim by any party that a commission or other fee is due and owing to such party in connection with this sale transaction as a result of the act or failure to act of the indemnifying party.

     18. Applicable Law. This Contract shall be construed in accordance with the laws of the Commonwealth of Virginia.

     19. Total Agreement. This Contract (including all exhibits hereto) contains the full and final agreement between the parties hereto with respect to the sale and purchase of the Property. Buyer and Seller shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modification of this Contract shall be valid unless the same is in writing and is signed by the parties hereto. No waiver of any of the provisions of this Contract shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

     20. Notices. All notices, demands or other communications that may be necessary or proper hereunder shall be deemed duly given if personally delivered upon delivery (or at such time as delivery is not accepted by the intended recipient), when deposited with Federal Express or other reputable overnight service, when deposited in the United States mail, postage prepaid, first class, registered or certified, return receipt requested, or when sent by facsimile with a confirmation of receipt, addressed respectively as follows:

     Buyer:   Stanley Martin Companies, Inc.
              1881 Campus Commons Drive, Suite 101
              Reston, Virginia 20191
              Attention: Robert E. Statz
                         Vice President
              Fax Number: 703-476-9026

     With a
     copy to: Stanley Martin Companies, Inc.
              1881 Campus Commons Drive, Suite 101
              Reston, Virginia 20191
              Attention: Stuart M. Ginsberg, Esq.,
                         Vice President and General Counsel
              Fax Number: 703-715-9598

     Seller: c/o Paul Lawrence Dunbar Mutual Homes Association, Arlington, VA 3500 S. Kemper Road
              Arlington, VA 22206
              Attention Vicki Smackum, President
              Fax Number: 703-892-1576

     With a
     copy to: Fettmann, Tolchin & Majors, P.C.
              10509 Judicial Drive, Suite 300
              Fairfax, Virginia 22030
              Attention: Patricia V. Fettmann, Esq.
              Fax Number: 703-385-9893

     Escrow
     Agent:   Excel Title Company
              4100 Monument Corner Dr.
              Suite 310
              Fairfax, VA 22030
              Attention: Kevin Kennedy
              Fax Number: 703-279-8290

     Any party hereto may change its address for notice purposes hereunder by delivering written notice thereof to the other parties in accordance with the foregoing provisions.

     21. Assignment. As long as Buyer in not in material breach beyond and applicable notice and cure period of any of the terms of this Contract, Buyer may assign this Contract in whole or in part without the prior consent of Seller to any limited liability company, partnership, corporation or other entity in which Martin K. Alloy and/or Steven B. Alloy maintain management control. Any assignment by Buyer of this Contract in whole or in part to any entity other than an entity described in the immediately preceding sentence shall be subject to the prior consent of the Association, which shall not be unreasonably withheld, conditioned or delayed but such approval shall not release Buyer from any of its obligations and liabilities under this Contract.

     22. Time. Time is of the essence with respect to all matters set forth in this Contract.

     23. Risk of Loss. The risk of loss for damage to the Property or any improvements or fixtures located thereon by fire or other casualty is hereby assumed by Seller until the closing hereunder and recordation of the Deed covering the Property.

     24. Condemnation. Seller agrees to give Buyer prompt notice of any actual or threatened taking of all or any portion of the Property by condemnation or eminent domain prior to the Closing Date. In the event that prior to closing hereunder there shall occur a taking by condemnation or eminent domain of all or any portion of the Property or a proposed conveyance to a condemning authority in lieu of condemnation, then Buyer, at its option, may either (i) terminate this Contract by delivery of written notice thereof to the Association, in which event (x) if the Deposit is still being held by Escrow Agent, the Deposit shall be returned to Buyer, or (y) if the Deposit and the Purchase Price Advance have been released to the Association, the Deposit shall be retained by the Association and the Purchase Price Advance shall be returned to Buyer, and the parties shall have no further rights or obligations under this Contract, or (ii) proceed to closing hereunder, in which event Seller shall assign to Buyer at closing all interest of Seller in and to any condemnation proceeds payable to Seller in connection with the condemnation and thereupon Buyer shall control all negotiations with the condemning authority. Buyer shall receive a credit against the Purchase Price at closing for the amount of any condemnation proceeds received by Seller prior to closing.

     25. Headings. The paragraph headings contained in this Contract are for reference purposes only and shall not affect in any way the meaning or interpretation of this Contract.

     26. Weekends and Holidays. Any date specified in this Contract for the performance of an obligation or expiration of a time period which is a Saturday, Sunday or a legal holiday shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday.

     27. Counterpart Originals. This Contract may be executed in multiple original counterparts, each of which shall be an original, but all of which shall constitute one and the same Contract.

     28. Attorneys' Fees. In the event that any party is required to resort to litigation to enforce its rights under this Contract, Seller and Buyer agree that any judgment awarded to the prevailing party shall include all litigation expenses of the prevailing party, including (without limitation) actual attorneys' fees and court costs.

     29. Non-Merger. The provisions of this Contract shall survive closing and shall not be deemed to have merged into the Deed covering the Property.

     30. Signage. In the event that Buyer does not terminate this Contract during the Study Period and after resolution of all Title and Survey Objections except for those to be cured at Closing, then at any time thereafter, Buyer, at its sole cost and expense, shall be entitled to place an advertising sign or signs on the Property (the "Signage") which advertises the fact that Buyer will be developing a "Stanley Martin" residential community on the Property. Any Signage installed on the Property by Buyer shall comply with all applicable County codes, ordinances and other enactments. In the event that this Contract terminates at any time prior to closing, then Buyer, at its sole cost and expense, shall remove any Signage from the Property as soon as reasonably practical and restore the land in the area of the Signage reasonably to the same condition as existed prior to the installation of the Signage.

     31. Memorandum. Seller hereby agrees that Buyer may execute and record a memorandum of this Contract at Buyer's sole cost and expense among the County land records. Seller shall cooperate with Buyer as necessary in order to record such memorandum if it shall, at the same time, execute and deliver to the Association's counsel in escrow a release of the memorandum of Contract with authority to record it upon any termination of this Contract for any reason other than a default by Seller hereunder.

     32. Partial Liquidation Plan. The Association shall have the right to adopt a Partial Liquidation Plan at any time prior to the earlier of June 30, 2005 or that date that Buyer obtains Final Approval of the Plan and Subdivision Plat pursuant to Paragraph 4 above (the earlier of such dates shall be known herein as the "Election Date") pursuant to which the Association may convey the Property on or before June 30, 2005, collectively as tenants-in-common, to the Association and certain Owner Occupant Members who have irrevocably elected to participate in both the Partial Liquidation Plan and the sale of their undivided interest in the Property as provided by this Contract. The Association shall not have the right, as part of the Partial Liquidation Plan, to convey any interest in the Property to an Owner Occupant Member unless and until such Owner Occupant Member (the "Participating Member") has executed, prior to the Election Date, an agreement (the "Adoption Agreement") to be irrevocably bound and obligated by all of the terms and conditions of this Contract as such terms and conditions relate to the obligations of the Association. Upon execution of such Adoption Agreement, each Participating Member shall be bound and obligated as if he or she were an original party to this Contract. The Adoption Agreement shall be (i) approved by Buyer and Buyer's title insurer (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) confirm and ratify the provisions of Paragraph 1 of this Contract that such Participating Member irrevocably appoints the Association as his or her agent for all purposes under the Contract including, without limitation, as agent for receipt of notice and as agent with full power and authority to take or approve any action as may be required of Seller under this Contract and in order for Buyer to obtain Final Approval of the Plan and Subdivision Plat pursuant to Paragraph 4 above, (iii) confirm and ratify such Participating Member's approval of the Purchase Price and any allocation of the Purchase Price pursuant to the Partial Liquidation Plan. Upon execution, a copy of the Partial Liquidation Plan and all Adoption Agreements must be immediately delivered to Buyer and shall be attached to this Contract as Exhibit "D". The form Adoption Agreement shall be attached hereto as Exhibit "E".

     In addition to the foregoing, as a condition of receiving a conveyance of an undivided interest in the Property pursuant to the Partial Liquidation Plan (the "Undivided Interest"), each Participating Member shall execute the following: (i) a proprietary lease for such Participating Member's Dwelling Unit which is in a form that is substantively the same as the mutual ownership contract previously governing such Participating Member's Dwelling Unit; (ii) a special warranty Deed conveying the Participating Member's Undivided Interest to Buyer or to such person or entity as Buyer may designate to take title to the Property prior to or at closing (the "Buyer's Deed"); and (iii) a special warranty Deed conveying the Participating Member's Undivided Interest to the Association (the "Association's Deed"). The Buyer's Deed shall be in a form acceptable to Buyer and Buyer's title insurer, subject only to the Permitted Exceptions. Each Participating Member shall deliver the Buyer's Deed and the Association's Deed to the Escrow Agent who shall hold both deeds in escrow. If the Association provides written notice to Escrow Agent that a Participating Member is in breach of his or her obligations under this Contract or the Partial Liquidation Plan, Escrow Agent shall promptly record the Association's Deed from such Participating Member and shall destroy the Buyer's Deed from such Participating Member and such Participating Member shall no longer be a "Participating Member" or "Seller" under this Contract. In the event that any Participating Member remains a party to this Contract upon closing hereunder, Escrow Agent shall promptly record all Buyer's Deeds which are in its possession at closing.

     At any time up to and including closing, the Association shall have the right to abandon or modify the Partial Liquidation Plan in its sole and absolute discretion provided (i) Seller indemnifies and holds Buyer harmless for any additional out-of-pocket cost or expense (including, without limitation, attorneys fees and other legal expenses related to the review of documents related to such abandonment or modification) Buyer incurs by reason of such abandonment or modification and (ii) such abandonment or modification of the Partial Liquidation Plan does not impair or otherwise restrict Buyer's rights under this Contract. Notwithstanding the foregoing, the Partial Liquidation Plan may not be modified after the Election Date for the purpose of classifying any additional Owner Occupant Members as Participating Members. If the Association abandons the Partial Liquidation Plan as provided in the preceding sentence, the term "Seller" as used in this Contract shall mean and refer to the Association only.

     33. Advance Notice of Marketing. Buyer hereby agrees to provide the Association at the notice address identified herein, for distribution by the Association to all parties comprising Seller and the Association's members, with fifteen (15) days advance written notice of Buyer's intention to market to third parties (except builders) the homes to be developed on the Property by Buyer pursuant to the Plan. The Participating Members and members (which Participating

Members and members are confirmed to Buyer's reasonable satisfaction) shall have the right within such fifteen (15) day period to enter into contracts to purchase such homes prior to Buyer marketing the homes to third parties for sale, at the same market prices as will be offered to third party purchasers.

     34. Commemorative Plaque. Buyer hereby agrees to install or have installed on the Property, at Buyer's sole cost and expense, a commemorative plaque or similar fixture in honor of Paul Lawrence Dunbar (the "Plaque"). The Plaque shall be designed by Buyer and installed in an appropriate visible location on the common area of the Property as determined by Buyer, both in Buyer's sole discretion; provided, however, that the Association will be given notice (but not approval rights) of the design and location of the Plaque.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed effective as of the later of the dates of execution set forth below or the later of the dates of any handwritten changes initialed by both parties, as the case may be, and the "Effective Date" hereof shall be the date that a fully executed original of this Contract is delivered to Buyer, which Effective Date shall be inserted on page 1 of this Contract.

                                        BUYER:

                                        STANLEY MARTIN COMPANIES, INC.


November 30, 2004                       By:
Date                                        ------------------------------------
                                        Name: Robert E. Statz
                                        Title: Vice President


                                        ASSOCIATION:

                                        PAUL LAWRENCE DUNBAR MUTUAL
                                        HOMES ASSOCIATION, ARLINGTON, VA


December 29, 2004                       By:
Date                                        ------------------------------------
                                        Name: Vicky Smackum
                                        Title: President